Exhibit 99.1

RCN Stock FAQs

What happened to shares of RCN stock purchased under the RCNC or RCNCQ ticker symbol? Have they held any value since RCN’s emergence from bankruptcy?

In accordance with RCN’s Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code, which was confirmed by the U.S. Bankruptcy Court on December 8, 2004 and became effective on December 21, 2004, all outstanding shares of common stock were cancelled. Shares of common stock with the ticker symbol RCNC or RCNCQ, which were outstanding prior to December 21, 2004, were cancelled on RCN’s emergence from bankruptcy on December 21, 2004 and have held no value since.

Are owners of RCN stock purchased under the ticker symbol RCNC or RCNCQ prior to emergence from bankruptcy still currently listed as holders of record on these shares?

Owners of RCNC or RCNCQ stock are holders of record of the cancelled shares. In accordance with RCN’s Plan of Reorganization, RCN will issue warrants to holders of RCNC or RCNCQ common stock to purchase 0.25% of the total shares of new common stock. These owners may receive warrants to purchase the new shares according to the ownership percentage of old stock held.

Can a capital loss tax deduction be taken for 2004 for shares of RCN stock bought under the RCNC or RCNCQ ticker symbol?

Pursuant to the disclosure statement relating to the Plan of Reorganization, the exchange of shares of common stock under the RCNC or RCNCQ ticker symbol for new warrants should constitute a taxable exchange. Accordingly, the holder of common stock that surrenders his or her common stock in exchange for new warrants pursuant to the Plan of Reorganization should generally recognize capital gain or loss in an amount equal to the difference between the fair market value of the new warrants on December 21, 2004 received in respect of the common stock and the holder’s adjusted tax basis in its common stock. Any gain or loss would be a long-term gain or loss if the holder’s common stock holding period was more than one year on December 21, 2004. Each individual’s tax situation is unique. A tax professional should be consulted to determine gains or losses.

When will holders of common shares of RCN’s old stock receive information about the warrants that RCN’s Plan of Reorganization stated would be granted?

RCN plans to mail letters to holders of common stock prior to RCN’s emergence from bankruptcy on or about May 1, 2005. This date is subject to change depending on the settlement of disputed claims from the bankruptcy. The letter of transmittal will include procedures to be followed to exchange certificates for warrants.

When will holders of old RCN bonds receive their new shares of RCN stock in exchange for their previous notes?

On December 21, 2004 RCN issued 36,020,850 shares of common stock of which 31,919,044 were issued to bond holders and other general unsecured creditors and 4,101,806 shares were placed in reserve to settle disputed claims against RCN that were still outstanding. RCN intends to make one or more further distributions of remaining shares of common stock to the general unsecured creditors and the former bond holders on a pro rata basis as disputed claims are resolved and reserves become available.

When will RCN’s new stock, currently RCNI, begin trading on the NASDAQ?

RCN will begin trading with the ticker symbol RCNI on Monday, March 21, 2005.

When will RCN post its 4th Quarter 2004 results?

As explained in RCN’s press release dated February 22, 2005, RCN plans to release 2004 financial results, including the 4th Quarter 2004, by April 30, 2005.

When will an Investor Relations kit be available for distribution?

RCN will be utilizing its website, http://www.rcn.com, as its primary source of investor-related information and currently posts all its press releases and public filings.

Will RCN be holding an annual meeting of stockholders in 2005?

Currently, RCN expects to hold its 2005 annual meeting of stockholders some time during the summer. An exact date will be posted on RCN’s website at a later date.

How can individual investors, financial institutions or market analysts request a meeting with members of RCN’s senior management team?

Meeting requests may be sent to RCN’s Investor Relations e-mail box, ir@rcn.net; requests will be handled on a case-by-case basis.